                                                                  Exhibit 11.(b)
                                                                  --------------

               GREEN TREE FINANCIAL CORPORATION AND SUBSIDIARIES
               -------------------------------------------------

                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                -----------------------------------------------

                                                 Year ended December 31
                                        ----------------------------------------
                                            1995          1994          1993
                                        ------------  ------------  ------------
Net earnings                            $253,969,000  $181,279,000  $116,423,000
                                        ============  ============  ============

Weighted average number of
 common and common equivalent
 shares outstanding:
  Weighted average common
   shares outstanding                    136,644,397   134,941,996   125,190,304
  Dilutive effect of stock
   options after application
   of treasury-stock method
   assuming full dilution                  3,465,972     3,905,550     3,775,024
                                        ------------  ------------  ------------
                                         140,110,369   138,847,546   128,965,328
                                        ------------  ------------  ------------

Earnings per share:                     $       1.81  $       1.31  $        .90
                                        ============  ============  ============

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